Exhibit 99.1

STRYKER OPERATING RESULTS FOR

QUARTER ENDED MARCH 31, 2007

Kalamazoo, Michigan - April 18, 2007 -- Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended March 31, 2007 as follows:

First Quarter Highlights

·	Net sales increased 12.7% (10.9% constant currency) to $1,489 million
·	Orthopaedic Implant sales increased 12.6% (10.3% constant currency)
·	MedSurg Equipment sales increased 15.3% (14.1% constant currency)
·	Net earnings increased 65.1% from $148 million to $244 million and adjusted net earnings increased 21.6% from $200 million to $244 million
·	Diluted net earnings per share increased 63.9% from $.36 to $.59 and adjusted diluted net earnings per share increased 20.4% from $.49 to $.59

"Our U.S. orthopaedic implant franchises delivered another strong quarter, up 14% collectively, leading us to a strong start in 2007," commented Stephen P. MacMillan, President and Chief Executive Officer. "Our MedSurg franchises also had a very good quarter, especially in international markets where combined sales of our Instruments and Endoscopy products grew 19% on a constant currency basis."

Net sales were $1,489.3 million for the first quarter of 2007, representing a 12.7% increase over net sales of $1,320.9 million for the first quarter of 2006. On a constant currency basis, net sales increased 10.9% for the first quarter.

Net earnings for the first quarter of 2007 were $243.5 million, representing a 65.1% increase over net earnings of $147.5 million for the first quarter of 2006.  Diluted net earnings per share for the first quarter of 2007 increased 63.9% to $.59 compared to $.36 for the first quarter of 2006.

The Company's first quarter 2006 net earnings were reduced by a $52.7 million charge to write off purchased in-process research and development associated with the acquisition of Sightline Technologies, Ltd. (Sightline).

Excluding the first quarter 2006 impact of the $52.7 million charge to write off purchased in-process research and development, net earnings for the first quarter of 2007 of $243.5 million increased by 21.6% over adjusted net earnings of $200.2 million for the first quarter of 2006 and diluted net earnings per share for the first quarter of 2007 of $.59 increased by 20.4% over adjusted diluted net earnings per share of $.49 for the first quarter of 2006.

Sales Analysis

Domestic sales were $977.0 million for the first quarter of 2007, representing an increase of 12.6% as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.

International sales were $512.3 million for the first quarter of 2007, representing an increase of 13.1% as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $24.2 million in the first quarter of 2007.  On a constant currency basis, international sales increased 7.7% in the first quarter of 2007.

Worldwide sales of Orthopaedic Implants were $860.0 million for the first quarter of 2007, representing an increase of 12.6% based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spinal and craniomaxillofacial implant systems; bone cement; and the bone growth factor OP-1.  On a constant currency basis, sales of Orthopaedic Implants increased 10.3% in the first quarter of 2007.

Worldwide sales of MedSurg Equipment were $565.5 million for the first quarter of 2007, representing an increase of 15.3% based on higher shipments of surgical equipment; surgical navigation systems; endoscopic, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  On a constant currency basis, sales of MedSurg Equipment increased 14.1% in the first quarter of 2007.

Physical Therapy Services revenues were $63.8 million for the first quarter representing a decrease of 4.8%.

Income Taxes

The Company's effective income tax rate for the first quarter of 2007 was 28.2%, as compared to effective income tax rates for the first quarter and year ended December 31, 2006 of 35.1% and 29.5%, respectively.  The effective income tax rates for the first quarter and year ended December 31, 2006 reflect the impact of the non-deductibility for income tax purposes of the purchased in-process research and development charge associated with the acquisition of Sightline.

The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  Upon adoption, the Company recognized an increase in the interest accrual associated with unresolved income tax positions, which was accounted for by reducing the January 1, 2007 balance of retained earnings by $7.6 million (net of income taxes).  In addition, the Company reclassified $179.2 million from the current income taxes liability to noncurrent liabilities to match the anticipated timing of future income tax payments.

Outlook for 2007

The Company's outlook for 2007 continues to be optimistic regarding underlying growth rates in orthopaedic procedures and the Company's broadly based range of products in orthopaedics and other medical specialties, despite the potential for continued pricing pressure in certain markets.  The Company projects that diluted net earnings per share for 2007 will approximate $2.42, an increase of 20% over adjusted diluted net earnings per share of $2.02 in 2006.  The financial forecast for 2007 includes a constant currency net sales increase in the range of 11% to 13% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment.  If foreign currency exchange rates hold near current levels, the Company anticipates a favorable impact on net sales of approximately 1% to 1.5% in the second quarter of 2007 and a favorable impact on net sales of approximately 0.5% to 1.5% for the full year of 2007.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 4:30 p.m., Eastern Time, today.  To participate in the conference call dial 866-270-6057 (domestic) or 617-213-8891 (international) and enter the participant passcode 23300474. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 6:30 p.m., Eastern Time, today until 6:30 p.m. on Friday, April 20, 2007. To hear this recording dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 44086244.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements.  Such factors include, but are not limited to: pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; regulatory actions; unanticipated issues arising in connection with clinical studies and eventual United States Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; changes in economic conditions that adversely affect the level of demand for the Company's products; changes in foreign exchange markets; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties.  Stryker works with respected medical professionals to help people lead more active and more satisfying lives.  The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2007
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS	2007	2006	% Change

Net sales	$1,489.3	$1,320.9	12.7
Cost of sales	496.7	452.9	9.7

GROSS PROFIT	992.6	868.0	14.4
% of Sales	66.6	65.7

Research, development and
engineering expenses	84.6	77.1	9.7
Selling, general and
administrative expenses	571.4	505.7	13.0
Intangibles amortization	11.3	10.4	8.7
Purchased in-process research and development	--	52.7	(100.0)

	667.3	645.9	3.3

OPERATING INCOME	325.3	222.1	46.5
% of Sales	21.8	16.8

Other income (expense)	13.8	5.2	165.4

EARNINGS BEFORE INCOME TAXES	339.1	227.3	49.2

Income taxes	95.6	79.8	19.8

NET EARNINGS	$243.5	$147.5	65.1

Net Earnings Per Share
Basic	$0.60	$0.36	66.7
Diluted	$0.59	$0.36	63.9

Average Shares Outstanding
Basic	408.6	405.7
Diluted	416.0	411.3

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS

	First Quarter
	2007	2006	% Change
NET EARNINGS
Reported net earnings	$243.5	$147.5	65.1
Purchased in-process research and development	--	52.7	(100.0)
Adjusted net earnings	$243.5	$200.2	21.6

DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$0.59	$0.36	63.9
Purchased in-process research and development	$ --	$0.13	(100.0)
Adjusted diluted net earnings per share	$0.59	$0.49	20.4

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2007
(Unaudited - In Millions)

	First Quarter
			% Change
				Constant
CONDENSED SALES ANALYSIS	2007	2006	Reported	Currency

Domestic	$977.0	$867.9	12.6	12.6
International	512.3	453.0	13.1	7.7

NET SALES	$1,489.3	$1,320.9	12.7	10.9

Orthopaedic Implants	$860.0	$763.6	12.6	10.3
MedSurg Equipment	565.5	490.3	15.3	14.1
Physical Therapy Services	63.8	67.0	(4.8)	(4.8)

NET SALES	$1,489.3	$1,320.9	12.7	10.9

	First Quarter 2007
	% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	4%	9%	3%	7%	4%
Knees	17	14	8	16	14
Trauma	31	5	0	14	11
Spine	22	23	18	22	21
Craniomaxillofacial	23	10	5	18	16
Total Orthopaedic Implants	14	10	5	13	10

MedSurg Equipment sales:
Surgical equipment and surgical
navigation systems	12	24	18	16	14
Endoscopic, communications and digital
imaging systems	13	27	20	16	15
Patient handling and emergency medical equipment	16	4	4	13	13
Total MedSurg Equipment	14	21	16	15	14

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS (1)	2007	2006

ASSETS

Cash and cash equivalents	$294.3	$416.6

Marketable securities	1,171.9	998.2

Accounts receivable (net)	936.6	907.0

Inventories	710.2	677.6

Other current assets	585.1	534.9

TOTAL CURRENT ASSETS	3,698.1	3,534.3

Property, Plant and Equipment (net)	962.3	951.7

Goodwill and Other Intangibles (net)	933.0	937.0

Other Assets	483.3	450.8

TOTAL ASSETS	$6,076.7	$5,873.8

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$1,061.4	$1,351.5

Long-Term Debt	0.1	--

Other Liabilities	527.2	331.3

Shareholders' Equity	4,488.0	4,191.0

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$6,076.7	$5,873.8

(1) On January 1, 2007, the Company adopted Financial Accounting Standards
Board Interpretation No. 48. As required under the provisions of the Interpretation, prior period amounts have not been restated.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2007
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS	2007	2006

OPERATING ACTIVITIES

Net earnings	$243.5	$147.5

Depreciation	33.7	28.7

Amortization	55.3	49.1

Purchased in-process research and development	--	52.7

Changes in working capital and other	(179.8)	(257.3)

NET CASH PROVIDED BY OPERATING ACTIVITIES	152.7	20.7

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(5.8)	(47.4)

Purchases of marketable securities, net	(171.4)	(110.4)

Purchases of property, plant and equipment	(41.9)	(51.9)

Proceeds from sales of property, plant and equipment	0.2	0.1

NET CASH USED IN INVESTING ACTIVITIES	(218.9)	(209.6)

FINANCING ACTIVITIES

Borrowings (repayments) on debt, net	0.4	(98.1)

Dividends paid	(89.7)	(44.6)

Other	30.5	38.2

NET CASH USED IN FINANCING ACTIVITIES	(58.8)	(104.5)

Effect of exchange rate changes on cash and cash equivalents	2.7	0.6

CHANGE IN CASH AND CASH EQUIVALENTS	$(122.3)	$(292.8)

Contact:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600